 Exhibit 10.1

011278-MNCT-0500

IRRADIATION SERVICES AGREEMENT

THIS AGREEMENT made and entered into by and between THE CURATORS OF THE UNIVERSITY OF MISSOURI, a public corporation of the State of Missouri, contracting on behalf of its University of Missouri Research Reactor with offices at 1513 Research Park Drive, Columbia, MO 65211 (hereinafter “MURR”) and IsoRay Medical, Inc., a Delaware corporation with its principal place of business at 350 Hills St., Suite 106, Richland, WA 99354 (hereinafter “IsoRay” or “Client”).

WITNESSETH:

WHEREAS, Client wishes to obtain irradiation services; and

WHEREAS, MURR has the facilities and technical expertise and is willing and able to provide such irradiation services to Client;

NOW, THEREFORE, in consideration of the individual and mutual promises hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS:

a.       “Activated Target” shall mean Target Material having undergone Irradiation Services at MURR.

b.       “Agreement” means this document, including the attached Appendices.

c.       “Can” shall mean an aluminum can used to encapsulate Target Material for irradiation.

d.       “Irradiation Services” shall mean the activation of Target Material by neutron bombardment.

e.       “Product” means the Activated Target to be provided to IsoRay by MURR.

f.       “Reactor Operating Cycle” shall mean the weekly period during which MURR’s reactor is operational and at which time the production of Activated Target shall be undertaken.

g.       “Target Material” shall mean the Barium Carbonate (BaCO3) target provided by Client. Detailed specifications are provided in Exhibit A: Target Material Specifications.

2.       TERM

a.       The initial term of this Agreement shall commence on the date the Agreement is signed. The initial term will be for five (5) years.

b.       The Agreement will automatically renew for successive twelve (12) month periods unless terminated by either party.

c.       The Agreement can be terminated by either party upon three (3) months written notice.

3.       SERVICES: VOLUME COMMITMENTS AND PRICING

a.       Client shall provide MURR with Target Material at least one (1) month prior to the scheduled start of irradiation. Target Material shall be provided by Client at no cost to MURR in agreed upon form as described in Exhibit A: Target Material Specifications.

b.       MURR agrees to supply Irradiation Services to Client to produce and supply Activated Target, as specified in Exhibit B: Services and Pricing.

c.       Pricing Tiers noted in Exhibit B: Services and Pricing, are on a per-week basis.

d.       Invoicing of Irradiation Fees noted in Exhibit B: Services and Pricing will be based upon activities calculated by MURR.

e.       MURR will provide a weekly irradiation report for each target so that IsoRay is able to verify the calculation of fees. Exhibit C: Customer Irradiation Report - Example

f.       MURR will ship Activated Target to Client in unopened Can.

g.       Client acknowledges that Target Material is the only authorized product approved for irradiation under this Agreement. MURR reserves the right to disqualify any Target Material that has an apparent abnormality or if irradiation, tests or analyses performed by MURR demonstrate that the Target Material is not as represented in Exhibit A: Target Material Specifications or otherwise represents a substantial risk of damage to the reactor, its subsystems, or a safety hazard to MURR personnel.

i.       Encapsulation Fee:

(1)       IsoRay shall pay MURR’s standard encapsulation fee (currently $100) per Target encapsulated at MURR.

ii.       Rush Order Fee:

(1)       Orders received outside the ordering parameters specified may be filled at MURR’s option. If MURR agrees to fill an order outside the ordering parameters established in Section 4, a standard Rush Order Fee (currently $700) will apply. This Rush Order Fee is separate from, and in addition to the Product Fee.

iii.       Handling Fee:

(1)       IsoRay shall pay MURR’s standard handling fee (currently $260) per Can shipped from MURR.

iv.       Shipping Container Fee:

(1)       IsoRay shall pay MURR’s standard shipping package lease fee per shipment from MURR in a MURR-owned package. This fee is subject to change in case of package change or in accordance with provisions of this Agreement for Pricing Adjustments.

(2)       If shipping package and components are supplied by IsoRay,

(a)       The associated shipping container lease fee will be waived.

(b)       A shipping container processing fee will be assessed for each shipment. (currently $168).

h.       Pricing adjustments

i.       Each July, beginning July 2017, Direct Product Fees shall be increased annually by 3%. Rush order fees, handling fees, encapsulation fees, and shipping container fees may be adjusted on the same periodicity by MURR, not to exceed 5% annually.

4.       ORDERING

a.       The Customer shall formally communicate orders to MURR using MURR’s Online Ordering System (MOOS).

b.       MURR reserves the right to adjust the irradiation parameters in any single week due to operational limitations at MURR. This adjustment may require more or less capsules than ordered for that week and is dependent on MURR’s ability to produce the same Curie content in the adjusted positions.

c.       Orders and/or adjustments to standing orders will be accepted until 0900 CT (UST-6) the Tuesday prior to a Monday beginning of irradiation.

5.       DELIVERY TERMS

a.       Shipment

i.       Risk of loss of Product shall pass to IsoRay FCA (free carrier) MURR dock (Incoterms 2010) MURR’s facility. Unless otherwise agreed, shipping arrangements for delivery of Product to IsoRay shall be the responsibility of IsoRay with assistance from MURR.

ii.       IsoRay will select the freight carrier, and shall bear the costs of all freight and shipping costs FCA MURR dock (Incoterms 2010) MURR’s facility.

iii.       All carriers, containers, and shipment logistics are subject to MURR approval which shall not be unreasonably withheld.

b.       Shipping Containers

i.       All Products to be supplied to the Client by MURR must be shipped in containers which meet all applicable laws and regulations for the transport of radioactive materials.

ii.       Shipping containers owned by MURR, the Client or a third party may be utilized as mutually agreed.

iii.       MURR-owned reusable shipping containers must arrive at MURR within ten (10) days of their receipt by the Client. The Client shall bear all costs associated with returning shipping containers to MURR. MURR shall be notified of the return of these containers prior to their arrival.

iv.       Any shipping container to be used for shipments must be in MURR’s possession seven (7) days prior to shipment departure. MURR shall be notified of the return of these containers prior to their arrival.

v.       Regardless of shipping container ownership, decontamination of the containers prior return shipment to MURR shall be the responsibility of the Client.

vi.       Regardless of cask ownership, risk of loss or damage to shipping containers shall pass to the Client on an FCA basis upon presentation of the containers to the freight carrier at the MURR dock and until the containers are returned to MURR. In the event of damage, the Client shall bear all costs associated with replacement of parts up to and including the cost of entire cask replacement.

6.       DISPUTE RESOLUTION

a.       The parties shall attempt to resolve disputes arising out of or in relation to this Agreement by good faith discussions. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to the individuals designated below or their respective successors, for attempted resolution by good faith negotiations within thirty (30) calendar days after such notice is received. If the dispute cannot be resolved within thirty (30) calendar days, either party may elect to terminate the Agreement providing notice as specified in Section 2.

b.       The initial designated individuals are as follows:

i.       For MURR: Manager, Customer Service

ii.       For the Client: Manager, Radioisotopes & Facilities

7.       REPRESENTATIONS AND WARRANTIES

a.       Client represents, warrants and covenants as follows:

i.       Client has the full right, power, and authority to enter into this Agreement and there is no impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

ii.       This Agreement constitutes a valid and binding obligation of Client, enforceable in accordance with its terms.

iii.       To the best of its knowledge, neither the execution nor the delivery of this Agreement by Client, nor the fulfillment of or compliance with the terms and provisions hereof by Client shall contravene any provision of law including, without limitation, any statute, rule, regulation, judgment, decree, order or permit applicable to Client.

b.       MURR represents, warrants and covenants as follows:

i.       MURR has the full right, power, and authority to enter into this Agreement and there is no impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

ii.       This Agreement constitutes a valid and binding obligation of MURR, enforceable in accordance with its terms.

iii.       To the best of its knowledge, neither the execution nor the delivery of this Agreement by MURR, nor the fulfillment of or compliance with the terms and provisions hereof by MURR shall contravene any provision of law including, without limitation, any statute, rule, regulation, judgment, decree, order or permit applicable to MURR.

8.       INDEMNITY OBLIGATIONS

a.       It is understood and agreed that MURR’s sole responsibility is to provide encapsulation and Irradiation Services. Client agrees to indemnify and save harmless MURR, its officers, agents and employees from and against any and all loss of or damage to property or injuries to or deaths of any person or persons, and against any and all claims, damages, suits, costs, expense, liability, actions, or proceedings of any and all nature whatsoever in any way resulting from or arising out of Client’s negligence or that of its directors, officers, employees, agents or representatives or arising from the use, distribution or sale of Activated Targets by Client.

b.       To the extent permitted by Missouri law and without waiving sovereign immunity, MURK shall assume responsibility for any and all loss of or damage to property or injuries to or deaths of any person or persons, and against any and all claims, damages, suits, costs, expense, liability, actions, or proceedings of any and all nature whatsoever in any way resulting from or arising out of University’s negligence or that of its directors, officers, employees, agents or representatives in connection with the provision of Irradiation Services.

9.       FORCE MAJEURE

a.       Notwithstanding any other provision of this Agreement, neither party shall be in default hereunder by reason of delay in the performance of, or failure to perform any of its obligations hereunder, if such delay or failure is caused by strikes, lockouts, acts of God or the public enemy, riots, fire, interference by civil or military authorities, inability to obtain raw materials, delays in transit or delivery, failure to secure necessary governmental approvals for materials, failure of power supplies, or any other cause or delay beyond its reasonable control. The affected party shall immediately inform the other parry of the occurrence of such a delay and provide an estimate of its probable duration. If such delay extends for a period beyond sixty (60) days, then such delay shall be deemed to entitle the party not subject of the force majeure to terminate this Agreement forthwith upon giving notice to the other party.

10.       ASSIGNABILITY

a.       This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided however that this Agreement may not be assigned by either party without the prior written consent of the other party, which will not be unreasonably withheld.

11.       MISCELLANEOUS

a.       Client agrees that it shall not advertise any connection with the University nor make use of the University’s name or other identifying marks or property, nor make representation, either express or implied, as to University’s endorsement of Client’s operations without prior written approval by the University, except as required by Securities and Exchange Commission regulations. This however shall not be construed as to prevent mention of the contribution of the University in any scientific publication.

b.       No member, individually or collectively, or officers of The Curators of the University of Missouri incurs or assumes any individual or personal liability by the execution of this Agreement or by reason of the default of the University in the performance of any of the terms hereof. All such liability of members or officers of the Board of Curators of the University of Missouri, as such, is hereby released by Client as a condition of and in consideration for the execution of this Agreement.

c.       This Agreement shall be deemed to have been entered into under the laws of the State of Missouri and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state.

IN WITNESS WHERE OF, the parties have executed this Agreement as of the day and year as signed below.

THE CURATORS OF THE UNIVERSITY OF MISSOURI

Lisa J. Wimmenauer	November 29, 2016
Name	Date

/s/ Lisa J. Wimmenauer	Dir III, Bus. Admin.
Signature	Title

ISORAY, INC.

/s/ Thomas C. LaVoy	11-29-2016
Thomas C. LaVoy	Date
Chief Executive Officer

EXHIBIT A: TARGET MATERIAL SPECIFICATIONS

Target Material to be provided by the Client to MURR for Irradiation:
Bulk Barium Carbonate powder

Specification	Limit
Target Material and Enrichment	Natural Barium or Enriched Barium-130 up to [**]%
Physical form	Solid (powder)

Irradiated Target Material to be provided by MURR to the Client:

Specification	Limit
Mass	≤ [**] g per Can
Encapsulation	Aluminum Can, [**]
Target Processing for Encapsulation	Target will be heated and dried prior to encapsulation.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B: SERVICES AND PRICING

Service	Irradiation of Cans of Ba-131*
Pricing Tier 2 (Units per week)	Samples, irradiated for one reactor operating cycle, greater than [**] Ci of Ba-131 and shipped: $[**] / Ci
Pricing Tier 1 (Units per week)	Samples, irradiated for one reactor operating cycle, up to [**] Ci of Ba-131 and shipped: $[**] / Ci
Encapsulation	$100 per Can, provided by MURR
Handling Fee	$260 per Can
Shipping Container Lease Fee	$525 per container
Shipping Container Processing Fee	$168 per container

*All activities referenced at End of Irradiation unless otherwise specified

Price tiers are identified based upon actual per-week volume rather than average weekly volume over the invoiced month. Irradiations Services will be invoiced monthly.

Pricing in this Exhibit is effective upon the effective date of this supply agreement, and until the first annual price adjustment per the terms of this supply agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C: Customer Irradiation Report - Example